Exhibit 10.38

HANSEN MEDICAL, INC.

November 26, 2008

David M. Shaw

Dear David:

This letter (the “Agreement”) confirms the agreement between you and Hansen Medical, Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date. Your employment with the Company will terminate on November 30, 2008 (the “Termination Date”).

2. Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Salary and Vacation Pay. On the Termination Date, the Company will pay you all of your salary earned through the Termination Date, all of your accrued but unused vacation time or PTO, and a bonus of 525,000 for your service over the past year and an additional bonus of 525,000 pursuant to the Amendment of the Side Letter dated November 26, 2008 (the “Amendment of the Side Letter”), in each case less all applicable withholding taxes and other deductions. Pursuant to the Retention Agreement, dated October 28, 2008, between you and the Company (the “Retention Agreement”), you are entitled to certain severance benefits if you sign this Agreement and it becomes effective pursuant to Section 2 above. You acknowledge and agree that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. Severance Pay. Pursuant to Section 3 of the Retention Agreement, the Company will make a lump sum severance payment to you of 5275,000, less all applicable withholding taxes, on the Effective Date. This amount is equal to twelve (12) months of your current base salary.

5. COBRA Premiums. You will receive information about your right to continue your group health insuranee coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. Pursuant to Section 3(e)(iii) of the Retention Agreement, if this Agreement becomes effective and you elect to continue group health

David M. Shaw

November 26, 2008

insurance coverage, then the Company will pay the monthly premium under COBRA for yourself and your dependents until the earliest of (a) the end of the period of 12 months following the month in which the Termination Date occurs, (b) the expiration of your continuation coverage under COBRA or (e) the first day of your eligibility to participate in a comparable group health plan maintained by a subsequent employer. You agree to notify the Company immediately if clause (c) becomes applicable. In addition, on the Effective Date, the Company will make a lump sum payment to you of $1,485 as described in Section 3(c)(iii) of the Retention Agreement.

6. Equity Awards. The Company has granted you the following equity awards: (i) on December 3, 2007, options to purchase an aggregate of 275,000 shares of the Company’s Common Stock (the “December Options”), (ii) on December 3, 2007, restricted stock units covering 10,000 shares of the Company’s Common Stock (the “December RSUs”), (iii) on May 6, 2008, options to purchase an aggregate of 150,000 shares of the Company’s Common Stock (the “May Options”) and (iv) on May 6, 2008, restricted stock units covering 35,000 shares of the Company’s Common Stock (the “May RSUs”). Pursuant to Section 3(c)(i) of the Retention Agreement, if this Agreement becomes effective, you will become fully vested in all of the shares subject to the December RSUs and the May RSUs. Pursuant to the side letter, dated November 3, 2008, between you and the Company (the “Side Letter”), you agreed to waive your rights to acceleration of the December Options, and you acknowledge and agree that no shares subject to the December Options will become vested, and, accordingly, those options will expire and be cancelled on the Termination Date. Furthermore, pursuant to the Amendment to the Side Letter, you agreed to waive your rights to acceleration of the 131,251 unvested shares subject to the May Options. Accordingly, the May Options will expire with respect to the 131,251 unvested shares on the Termination Date, and they will expire with respect to the 18,749 vested shares on the date three months after the Termination Date. The December RSUs and May RSUs will be settled after the Effective Date in accordance with the terms of the Restricted Stock Unit Agreements applicable to those awards. The Stock Option Agreement, dated May 6, 2008, between you and the Company, the Restricted Stock Unit Agreement, dated December 3, 2007, between you and the Company and the Restricted Stock Unit Agreement dated May 6, 2008, between you the Company will remain in full force and effect, and you agree to remain bound by those Agreements. You acknowledge and agree that you have no rights relating to the Company’s stock other than those rights enumerated in this Section 6.

7. Release of All Claims. In consideration for receiving the severance benefits described in Sections 4, 5 and 6 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age,

David M. Shaw

November 26, 2008

race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement. Execution of this Agreement also does not bar any claim to indemnification under Section 2802 of the California Labor Code.

8. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows;

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

9. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation or law.

10. Other Agreements. At all times in the future, you and the Company will remain bound by your Proprietary Information and Inventions Agreement, Indemnity Agreement, Retention Agreement, the Side Letter and the Amendment to the Side Letter, a copy of each of which is attached as Exhibit A, Exhibit B, Exhibit C, Exhibit D, and Exhibit E. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11. Company Property. Except as mutually agreed by letter dated November 26, 2008 between you and the Company, you represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

12. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

David M. Shaw

November 26, 2008

13. No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.

14. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

15. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

16. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

David M. Shaw

November 26, 2008

Please indicate your agreement with the above terms by signing below.

Very truly yours,

HANSEN MEDICAL, INC.

By:	/s/ GARY RESTANI
Gary C. Restani
President & COO

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ DAVID M. SHAW
Signature of David M. Shaw

Dated: 11/26/08

Attachments

Exhibit A: Proprietary Information and Inventions Agreement

Exhibit B: Indemnity Agreement

Exhibit C: Retention Agreement

Exhibit D: Side Letter

Exhibit E: Amendment to Side Letter

EXHIBIT D

SIDE LETTER

[HANSEN MEDICAL LETTERHEAD]

By Hand Delivery

November 3, 2008

David M. Shaw

Senior Vice President, Business Development & General Counsel

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Dear David:

As we have discussed, we agree that it would be best for your employment with Hansen Medical, Inc. (“the Company”) to end on November 30, 2008 (“Date of Termination”). As a result, the severance benefits under Section 3 of your Retention Agreement dated October 28, 2008 will be triggered according to its terms, except that the entire option to purchase 275,000 shares of the Company’s Common Stock granted to you on December 3, 2007 at a strike price of $29.66 per share shall be immediately cancelled on the Date of Termination without acceleration of any vesting. All of the other terms of your Retention Agreement, including without limitation, the Section 3(d) requirements for a Release shall continue in full force and effect.

As we have also discussed, on the Date of Termination, you will be granted a one-time performance bonus of $25,000 for your service over the past year.

We thank you for your service to Hansen Medical and wish you well in your future endeavors. Please acknowledge your agreement with the modification of your Retention Agreement as set forth in this letter by signing below and returning a counter-signed copy of this letter to me.

Sincerely,

/s/ GARY RESTANI
Gary C. Restani
President & Chief Operating Officer
Hansen Medical, Inc.

Accepted and Agreed:

/s/ DAVID M. SHAW	11/03/08
David M. Shaw	Date

Cc:	Russell C. Hirsch, M.D., Ph.D., Chairman of the Board of Directors
Frederic H. Moll, Chief Executive Officer

EXHIBIT E

AMENDMENT TO SIDE LETTER

[HANSEN MEDICAL LETTERHEAD]

Amendment to the Side Letter

By Hand Delivery

November 26, 2008

David M. Shaw

Senior Vice President, Business Development & General Counsel

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Dear David:

In connection with the termination of your employment with Hansen Medical, Inc. (“the Company”)on November 30,2008(“Date of Termination”), and as a supplement to our agreement of November 3, 2008, you have agreed that except for the portion already vested to you, comprising 18,749 shares, the remaining unvested portion of the option to purchase150,000 shares of the Company’s Common Stock granted to you on May 6, 2008 at a strike price of $18.49 per share shall be immediately cancelled on the Date of Termination without acceleration of any vesting.

As we have also discussed, on the Date of Termination, you will be granted an additional one-time bonus of $25,000 for your service over the past year. This bonus shall be in addition to the $25,000 bonus referenced in our November 3, 2008 agreement.

We thank you for your service to Hansen Medical and wish you well in your future endeavors. Please acknowledge your agreement with the modification of your Retention Agreement as set forth in this letter by signing below and returning a counter-signed copy of this letter to me.

Sincerely,

Gary C. Restani
President & Chief Executive Officer
Hansen Medical, Inc.

Accepted and Agreed:

/s/ DAVID M. SHAW	/s/ GARY RESTANI
David M. Shaw	Date

Cc:	Russell C. Hirsch, M.D., Ph.D., Chairman of the Board of Directors
Frederic H. Moll, Chief Executive Officer

November 26, 2008

Gary C. Restani

President & Chief Operating Officer

Hansen Medical, Inc.

800 E. Middlefield Road

Mountain View, CA 94043

Dear Gary:

As we have discussed, Hansen Medical, Inc. (the “Company”) agrees that upon my termination from the Company on November 30, 2008, I may keep my computer laptop equipment, blackberry and office chair.

Thank you very much for all your efforts on my behalf. I wish you and the Company much future success.

Sincerely,

/s/DAVID M. SHAW
David M. Shaw

Agreed to:

/s/GARY RESTANI	11/26/08
Gary C. Restani	Date
President & Chief Operating Officer